SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report: November 11, 2004
(Date of Earliest Event Reported)

Akorn, Inc.

(Exact Name of Registrant as Specified in its Charter)

Louisiana (State or other Jurisdiction of Incorporation)	0-13976 (Commission File Number)	72-0717400 (I.R.S. Employer Identification No.)

2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS
(Address of principal executive offices)

(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On November 11, 2004, Akorn, Inc. (“Akorn”) entered into a License and Supply Agreement (the “License and Supply Agreement”) with Hameln Pharmaceuticals Gmbh, a company organized and existing under the laws of Germany (“Hameln”). The License and Supply Agreement provides for an exclusive right to distribute, in the United States and Canada, Hameln’s Pentetate Calcium Trisodium (“Ca-DTPA”) and Pentetate Zinc Trisodium (“Zn-DTPA”). Ca-DTPA and Zn-DTPA were approved by the United States Food and Drug Administration (“FDA”) on August 11, 2004 for treatment of certain kinds of radiation contamination. The FDA determined that Ca-DTPA and Zn-DTPA are safe and effective for treating internal contamination with plutonium, americium, or curium. Akorn will pay Hameln a license fee of One Million Five Hundred Thousand Euros (€1,500,000) for an exclusive license for five (5) years, which may be extended by the parties for successive two (2) year periods. Akorn will be responsible for marketing and distributing both drugs in the United States and Canada and the two companies will share revenues 50:50, subject to adjustments. Hameln will be responsible for the manufacturing of both drugs for Akorn. Akorn will be responsible for the payment of any annual FDA establishment fees and for the cost of any post approval studies.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits.

10.1	License and Supply Agreement dated November 11, 2004 between Akorn and Hameln.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: November 17, 2004